Exhibit 10.1

SENTIO HEALTHCARE PROPERTIES, INC.

REGULAR QUARTERLY DIVIDEND POLICY

The Board of Directors of Sentio Healthcare Properties, Inc. (the “Company”) hereby adopts the following policy with respect to any changes in the rate of the regular, quarterly dividend on the common stock of the Company (the “Regular Quarterly Dividend Rate”). Unless renewed by a vote of the Board of Directors, this policy and the responsibilities herein shall expire 36 months from the approval date.

In addition to the requirements for the authorization of distributions imposed by Maryland law, the Board of Directors will not set the Regular Quarterly Dividend Rate above the current level of $0.125 per share without the consent of the KKR Shareholder unless the following conditions with respect to the dividend are satisfied as of the date the determination to set the quarterly dividend is made:

1.	The amount of the quarterly dividend, as increased and multiplied by four, does not exceed the sum of (a) Funds Available for Distribution forecasted for the upcoming four fiscal quarters following the increase and (b) 50% of the Excess Funds Available for Distribution from the Prior Fiscal Year; and

2.	The amount of the quarterly dividend, as increased and multiplied by four, does not exceed 85% of the sum of (a) Funds Available for Distribution for the preceding four fiscal quarters and (b) 75% of the Excess Funds Available for Distribution from the Prior Fiscal Year.

For purposes of this policy Funds Available for Distribution is defined as Modified Funds From Operations (calculated in accordance with the Investment Program Association guidelines) less any maintenance and repair capital expenditures other than of the types excluded below, amortization of principal on the Company’s outstanding indebtedness and Residual Funds Available for Distribution Shortfall. Maintenance and repair capital expenditures shall include, but not be limited to, capital expenditures that are primarily intended to maintain the existing physical plant of the asset or performance of the asset or to address deferred maintenance items, including carpet, paint, wallcovering, roof, siding, window, sprinkler, and furniture replacement or repair and similar items. Maintenance and repair capital expenditures shall exclude items primarily undertaken in order to obtain a return on investment and which may include repurposing, redesigning, or remodeling existing spaces, creating new spaces, and implementing capital improvements to meet licensure requirements.

Residual Funds Available for Distribution Shortfall is defined as the greater of (a) the aggregate amount of regular quarterly dividends paid on the common stock of the Company in the immediately preceding fiscal year reduced by Funds Available for Distribution in the immediately preceding fiscal year and (b) zero.

Excess Funds Available for Distribution from the Prior Fiscal Year is defined as the greater of (a) Funds Available for Distribution in the immediately preceding fiscal year reduced by the aggregate amount of regular quarterly dividends paid on the common stock of the Company in the immediately preceding fiscal year and (b) zero.

For the avoidance of doubt, the Board of Directors may maintain the amount of the dividend at the Regular Quarterly Dividend Rate, currently set at $0.125 per share, without consideration of the factors listed above. The Board of Directors may also elect to reduce the Regular Quarterly Dividend Rate, depending on certain factors. Additionally, the Board of Directors may at all times increase the amount of the regular quarterly dividend, without satisfying the conditions listed above, as required to permit the Company to continue to qualify as a REIT.